Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SpectraSite, Inc. for the registration of 250,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 11, 2005, with respect to the consolidated financial statements of SpectraSite, Inc., SpectraSite, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SpectraSite, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
/s/  Ernst & Young LLP
Raleigh, North Carolina
March 30, 2005